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                                                                     EXHIBIT 5.1

                           Fulbright & Jaworski L.L.P.
                        1301 McKinney Street, Suite 5100
                              Houston, Texas 77010

January 16, 2002

Kaneb Pipe Line Partners, L.P.
2435 N. Central Expressway
Suite 700
Richardson, TX 75080-2731



Ladies and Gentlemen:

         We have acted as counsel to Kaneb Pipe Line Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the proposed offering by the Partnership of up to 1,400,000 units representing limited partner interests in the Partnership (the "Units"), including an over-allotment option to purchase 150,000 units. We refer to the registration statement on Form S-3 (Registration No. 333-76067) filed with the Securities and Exchange Commission (the "Commission") by the Partnership on April 12, 1999, as amended by Amendment No. 1 filed with the Commission on June 3,1999 and Amendment No. 2 filed with the Commission on June 18, 1999 and as supplemented by the Prospectus Supplement dated January 15, 2002 (as so amended and supplemented, the "Registration Statement").

         As counsel to the Partnership, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Partnership. Without limiting the foregoing, we have examined the Underwriting Agreement, dated January 15, 2002, between the Partnership, Kaneb Pipe Line Company LLC, Salomon Smith Barney Inc. and the Underwriters named in Schedule I thereto (the "Underwriting Agreement").

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Units have been duly authorized by the Partnership for issuance, and the Partnership has full corporate power and authority to issue, sell and deliver the Units and, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

         The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of Texas, the General Corporation Law of the State of Delaware and the applicable provisions of the Delaware constitution and reported decisions concerning such laws and we are expressing no opinion as to the effect of the laws of any other jurisdiction.


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         We hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus and Prospectus Supplement included as a part of the Registration Statement.



                                     Very truly yours,

                                     /s/ FULBRIGHT & JAWORSKI L.L.P.

                                     Fulbright & Jaworski L.L.P.




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